UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 21, 2017

First BanCorp.
__________________________________________
(Exact name of registrant as specified in its charter)

Puerto Rico	001-14793	66-0561882
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1519 Ponce de Leon Ave., PO Box 9146, San Juan, Puerto Rico		00908-0146
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	787-729-8041

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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5.02 (e) Compensatory Arrangements of Certain Officers

Effective March 21, 2017, the independent members of the Board of Directors of First BanCorp. (the “Corporation”), upon the recommendation of the Compensation and Benefits Committee (the “Compensation Committee”), approved grants of restricted stock to the Corporation’s named executive officers (the “NEOs”). The actions taken were consistent with the requirements of the Interim Final Rule on TARP Standards for Compensation and Corporate Governance issued by the U.S. Department of the Treasury (the “Treasury”) in June 2009 (the “TARP Interim Final Rule”). The TARP Interim Final Rule imposes certain restrictions on compensation paid by the Corporation to its “senior executive officers” and certain other employees as a recipient of funds through the TARP Capital Purchase Program (“TARP”).

In light of the TARP Interim Final Rule, the Corporation’s incentive program for NEOs is solely in the form of restricted stock, which aligns our executives’ compensation with the Corporation’s long-term profitability. Consistent with the requirements of the TARP Interim Final Rule, the shares of restricted stock granted to the NEOs have a two-year vesting period. Once initially vested, however, the shares are subject to transferability restrictions contingent on the Treasury’s recoupment of the TARP funds provided to the Corporation (the “Transferability Restrictions”) through the sale of its shares of the Corporation’s stock. To the extent the Treasury does not recover the full amount of its original investment under TARP, the Transferability Restrictions will result in the forfeiture of certain of the shares of restricted stock awarded to the NEOs. In determining the number of shares of restricted stock to award to the NEOs, the Compensation Committee and the independent directors have taken into consideration the impact to the NEOs of the estimated amounts that the NEOs will forfeit given the Transferability Restrictions. As such, it is estimated that 50% of the granted shares will be forfeited.

The following table shows the number of shares of restricted stock awarded to the NEOs on March 21, 2017 and their fair market value on that date as well as the fair market value of the number of shares of restricted stock that the Corporation estimates the NEOs will eventually be able to receive on an unrestricted basis assuming that the Transferability Restrictions require forfeitures once the Treasury sells all of its shares of the Corporation’s common stock:

			Value of the 50%
			Shares of
	Number of Shares of	Value of All Shares	Restricted Stock
	Restricted Stock	of Restricted Stock	not Expected to be
Named Executive Officer	Awarded	Awarded (a)	Forfeited (b)
Aurelio Alemán, President and Chief Executive Officer	189,672	$1,026,126	$513,063
Orlando Berges, Executive Vice President and Chief Financial Officer	85,027	$459,996	$229,998
Calixto García-Vélez, Executive Vice President and Florida Region Executive and Special Assets Group Director	72,088	$389,996	$194,998
Cassan Pancham, Executive Vice President and Business Group Executive	53,604	$289,998	$144,999
Donald Kafka, Executive Vice President and Chief Operating Officer	55,452	$299,995	$149,998

a)	Fair market value was determined using the closing price of the Corporation’s common stock on March 21, 2017 ($5.41), the grant date of the awards.

b)	The Transferability Restrictions terminate in 25% increments based on the recovery by the Treasury of its original investment in the Corporation (e.g., when the Treasury receives at least 25% of the amount of the TARP funds through the sale of its shares of the Corporation’s common stock, 25% of the vested shares become transferable). Based on a sensitivity analysis performed by the Corporation, in order for the NEOs to fully vest in their restricted stock awards, the Treasury would need to sell its remaining shares of the Corporation’s common stock at approximately $19.9 per share or higher, which is significantly higher than the current market price of the Corporation’s common stock as well as the market prices of the Corporation’s common stock during the last ten years. If the Treasury were to sell its current shares of the Corporation’s common stock at a price that ranges from approximately $2.5 to $11.2 per share, the NEOs would forfeit 50% of their restricted stock awards, including the awards of restricted stock reported herein, as a result of the Transferability Restrictions. Hence, the fair market value reflected herein was calculated taking into consideration this expected forfeiture by the NEOs of 50% of the shares of restricted stock awarded.

Additionally, effective March 21, 2017, the independent members of the Board of Directors of the Corporation, upon the recommendation of the Compensation Committee, determined to increase the salary amount paid to Mr. Aurelio Alemán, President and Chief Executive Officer, for fiscal year 2017 by adjusting the base salary component paid in the Corporation’s common stock, par value $0.10 per share (the “Salary Stock”). The shares to be issued as Salary Stock are to be issued on a biweekly basis consistent with the Corporation’s pay cycle and the practice since 2013. No adjustments were made to the base salaries of the other NEOs.

The base salary amount in cash and Salary Stock to be paid to Mr. Alemán for fiscal year 2017, as compared to 2016, is indicated in the table below.

		Base Salary Paid in	Base Salary Paid in
Named Executive Officer	Year	Cash	Salary Stock	Total Base Salary
Aurelio Alemán, President and Chief Executive Officer	2017	$959,000	$1,093,260	$2,052,260
	2016	$959,000	$959,000	$1,918,000

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First BanCorp.

March 27, 2017	By:	Lawrence Odell

Name: Lawrence Odell
Title: EVP and General Counsel